 Item 77(Q3)

SERVICES AGREEMENT

Fund Accounting Services
Tax Services

between

GLOBAL INCOME FUND, INC.

and

HUNTINGTON ASSETS SERVICES, INC.

as of

March 1, 2012

Exhibit A – General Description of Fund Accounting Services
Exhibit B – General Description of Tax Services
Exhibit C – Fees and Expenses

MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of March 1, 2012, between Global Income Fund, Inc., a Maryland Corporation (the “Fund”), and Huntington Asset Services, Inc., a Delaware corporation (“HASI”).

WITNESSETH:

WHEREAS, the Fund is registered as a closed-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain HASI to provide certain fund accounting services and tax services with respect to the Fund, and HASI is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1.                      Appointment.  The Fund hereby appoints HASI to provide fund accounting and tax services for the Fund, subject to the supervision of the Board of Directors of the Fund (the “Board”), for the period and on the terms set forth in this Agreement.  HASI accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Exhibit C to this Agreement.

Section 2.                      Representations and Warranties of HASI.  HASI represents and warrants to the Fund that:

(a)         HASI is a corporation duly organized and existing under the laws of the State of Delaware;

(b)         HASI is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by HASI to authorize HASI to enter into and perform this Agreement;

(c)         HASI has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d)         no legal or administrative proceedings have been instituted or threatened against HASI that would impair its ability to perform its duties and obligations under this Agreement; and

(e)         HASI’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of HASI or any law or regulation applicable to HASI.

Section 3.                      Representations and Warranties of the Fund.  The Fund represents and warrants to HASI that:

(a)         the Fund is a corporation duly organized and existing under the laws of the State of Maryland;

(b)         the Fund is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and the Fund and its Board have taken all requisite proceedings and actions to authorize the Fund to enter into and perform this Agreement;

(c)         the Fund is an investment company properly registered under the 1940 Act; a registration statement under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act on Form N-2 has been filed and, with respect to registration under the 1940 Act, will be effective and will remain effective during the term of this Agreement (or until HASI is notified of the effectiveness of the Fund’s anticipated deregistration), and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

(d)         no legal or administrative proceedings have been instituted or threatened against the Fund that would impair its ability to perform its duties and obligations under this Agreement; and

(e)         the Fund’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

Section 4.                   Delivery of Documents and Other Materials.

(a)         The Fund will promptly furnish to HASI such copies, properly certified or authenticated, of contracts, documents and other related information that HASI may request or require to properly discharge its duties.  Such documents may include, but are not limited to, the following:

(i)              resolutions of the Board authorizing the appointment of HASI to provide certain fund accounting services to the Fund and approving this Agreement;

(ii)              the Fund’s Articles of Incorporation;

(iii)             the Fund’s By-Laws and code of ethics;

(iv)             the Fund’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(v)              the Fund’s most currently effective registration statement including exhibits, as amended, on Form N-2 (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(vi)             copies of the Management Agreement between the Fund and its investment advisor, the advisor’s proxy voting procedures, and copies of the advisor’s and the Fund’s errors and omissions and directors’ and officers’ insurance policies;

(vii)             opinions of counsel and auditors reports;

(viii)             such other agreements as the Fund may enter into from time to time, including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

(b)         The Fund shall cause to be turned over to HASI copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for the Fund and matters for which HASI is responsible hereunder, together with such other records relating to the Fund and matters as may be helpful or necessary to HASI’s delivery of services hereunder, including copies of litigation, regulatory inquiries or investigations, or other litigation involving the Fund during the three years preceding the date of this Agreement.  Such records and documentation shall be in electronic format to the extent practicable.  The Fund also shall cause to be delivered to HASI reconciliations (as of the date HASI begins providing services hereunder) of its outstanding shares, securities and cash held by the Fund, checking accounts, outstanding redemption checks and related accounts, tax payments and backup withholding accounts, and any other demand deposit accounts or other property held or owned by the Fund.  The parties acknowledge that HASI will rely on these reconciliations (and other balances provided by HASI’s predecessor) as opening balances for the performance of its services.  On an ongoing basis, the Fund, through its advisor, shall cause to be turned over to HASI all trade tickets and other documents evidencing transactions made on behalf of the Fund as and when made.

Section 5.                      Services Provided by HASI.

(a)         HASI will provide the following services subject to the direction and supervision of the Fund’s Board, and in compliance with the objectives, policies and limitations set forth in the Fund’s currently effective Registration Statement, Articles of Incorporation and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board, and further subject to HASI’s policies and procedures as in effect from time to time:

 (i)         Fund Accounting Services, as described on Exhibit A to this Agreement.

(ii)         Tax Services, as described on Exhibit B to this Agreement

 (b)         HASI will also:

(i)          provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of HASI or a corporate affiliate of HASI);

(ii)         provide or otherwise obtain personnel sufficient, in HASI’s sole discretion, for provision of the services contemplated herein;

(iii)        furnish equipment and other materials, which HASI, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

(iv)         keep records relating to the services provided hereunder in such form and manner as set forth on (or required by policies described in) Exhibit C and as HASI, in its sole discretion,  may otherwise deem appropriate or advisable, all in accordance with the 1940 Act.  To the extent required by Section 31 of the 1940 Act and the rules thereunder, HASI agrees that all such records prepared or maintained by HASI relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund’s expense, and made available to the SEC staff for inspection in accordance with such Section and rules.  Subject to the provisions of Section 9 hereof, HASI further agrees to surrender promptly to the Fund upon its request those records and documents created and maintained by HASI pursuant to this Agreement.

Section 6.                      Fees: Expenses: Expense Reimbursement.

(a)         As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay HASI on a monthly basis those fees determined as set forth on Exhibit C to this Agreement.  The fees set forth on Exhibit C may be adjusted from time to time by agreement of the parties.  Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period and shall be payable, without setoff, upon the date of termination of this Agreement.

               (b)         For the purpose of determining fees calculated as a function of the Fund’s net assets, the value of the Fund’s net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles and resolutions of the Board.

(c)         HASI will from time to time employ or associate with such person or persons as may be appropriate to assist HASI in the performance of this Agreement.  Except as otherwise expressly provided in this Agreement, the compensation of such person or persons for such employment shall be paid by HASI and no obligation will be incurred by or on behalf of the Fund in such respect.  If any such person or persons are employed or designated as officers by both HASI and the Fund, HASI shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of HASI, and the Fund shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of the Fund.  If HASI gives permission to one or more of its employees or officers to act as an employee, officer or other agent of the Fund, HASI shall not be responsible for any action or omission of any such person(s) while such person is rendering or deemed to be rendering services to the Fund or acting on business of the Fund.

(d)         HASI will bear all of its own expenses incurred by reason of its performance of the services required under this Agreement, except as otherwise expressly provided in this Agreement.  The Fund agrees to promptly reimburse HASI for any equipment and supplies specially ordered by or for the Fund through HASI and for any other expenses not contemplated by this Agreement that HASI may incur on the Fund’s behalf, at the Fund’s request or as consented to by the Fund.  Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of HASI or HASI’s affiliates; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; Fund chief compliance officer expenses; charges and expenses of custodians; insurance premiums including fidelity bond premiums, errors and omissions and directors and officers premiums; auditing and legal expenses; costs of maintenance of corporate existence; expenses of printing and production costs of shareholders’ reports and proxy statements and materials; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder and Board meetings; and any extraordinary expenses and other customary Fund expenses. In addition, HASI may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Fund, and the Fund will be charged according to the Fund’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the usage, of the services.  The parties acknowledge that the Fund may contract with its own pricing service and cause such information to be timely provided to HASI, and is under no obligation to avail itself of the service(s) contracted by HASI.  The Fund retains sole responsibility for the pricing of securities that are not actively traded, and shall similarly be responsible for the valuation of odd lot securities (including bonds) that are not actively traded.  To the extent HASI shall render assistance in good faith valuation of a security held by the Fund that is not actively traded, the Fund shall bear HASI’s costs and pay HASI for its assistance at its normal hourly rate then in effect.

(e)          The Fund may request additional services, additional processing or special reports.  Additional services, including third party services, generally will be charged at HASI's standard rates or at such other rate as agreed upon by the parties.  The parties acknowledge that the Fund is under no obligation to avail itself of third party services through HASI, and is free to choose its own service provider, so long as such choice does not cause additional work on HASI's part.

(f)          All fees, out-of-pocket expenses or additional charges of HASI shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.  No fees, out-of-pocket expenses or other charges set forth in this Agreement shall be subject to setoff.

HASI will render, after the close of each month in which services have been furnished, a statement reflecting the charges for such month.  Charges remaining unpaid after thirty (30) days shall bear interest at the rate of 1.5% per month (including specific amounts which are contested in good faith by the Fund as provided in the next paragraph, unless such amounts prove not to be payable), and all costs and expenses of effecting collection of any such charges and interest, including reasonable attorney’s fees, shall be paid by the Fund to HASI.

In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which are contested in good faith by the Fund as provided below), this Agreement may be terminated upon thirty (30) days’ written notice to the Fund by HASI.  The Fund must notify HASI in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts, and the notice shall contain a description of the grounds for the objection sufficient to permit an investigation and determination of its accuracy.  Amounts contested in good faith in writing within such 30-day period are not due and payable while they are being investigated; uncontested amounts remain due and payable.

Section 7.                      Proprietary and Confidential Information.

(a)         HASI agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of HASI’s responsibilities, rights and duties hereunder.  HASI may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and obtaining approval in writing from the Fund, which approval shall not be unreasonably withheld.  Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of HASI’s responsibilities, duties and rights hereunder, when HASI may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Fund.

(b)         HASI may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of services under this Agreement, and HASI may, from time to time, dispose of such “consumer report information” in connection with the provision of services under this Agreement.  To the extent that HASI disposes of “consumer report information,” HASI shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P.  The term “consumer report information”, as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

Section 8.                      Duties, Responsibilities and Limitations of Liability.

(a)         The parties agree that this Agreement is a contract for services, and HASI accepts the duties imposed upon it by this Agreement.  HASI shall be liable to the Fund in accordance with the laws of the State of Indiana for any breach by HASI of the duties imposed upon it by this Agreement.

(b)         Neither HASI nor any of its officers, directors, partners, employees, shareholders or agents (collectively, together with HASI, the “HASI Parties”) shall have any duty to the Fund to discover or attempt to discover any error or mistake (including any continuing error) that occurred or began prior to the date HASI first commenced performing services for the Fund, and HASI is entitled to rely upon, assume the accuracy of, and maintain, continue and carry forward the classifications, conventions, treatments, entries, balances, practices and all other work product and other data of its predecessor service providers; provided, however, that HASI shall promptly notify the Fund of any errors of its predecessors that it discovers. Upon such discovery, the Fund and HASI shall at that time determine how to proceed.  HASI shall be entitled to receive, and the Fund shall cause it to receive, the work product of its predecessor service providers, if any.

(c)         In performing its services hereunder, HASI shall be entitled to rely on any oral or written instructions, advice, notices or other communications, information, records and documents (collectively, “Fund Information”) from the Fund, its custodian, officers and directors, investors, brokers, investment advisors, agents, legal counsel, auditor and other service providers, including predecessor service providers (excluding in each case, the HASI Parties) (the Fund, collectively with such persons other than the HASI Parties, “Fund Representatives”), which HASI reasonably believes to be genuine, valid and authorized.  HASI also shall be entitled to consult with and rely on the advice and opinions of the Fund’s auditor and of outside legal counsel retained by the Fund, as may be determined jointly by the Fund and HASI to be reasonably necessary or appropriate, in each case at the expense of the Fund.  For all purposes of this Agreement, any person who is an officer, director, partner, employee or agent of a HASI Party, and who is also an officer, director, partner, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of the Fund, and shall be deemed, when rendering services in fulfillment of HASI’s duties hereunder, to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of HASI.

(d)         Notwithstanding any other provision of this Agreement, the Fund agrees to defend, indemnify and hold HASI and the other HASI Parties harmless from all demands, claims, causes or other actions or proceedings of any nature or kind whatsoever (collectively, “Claims”), expenses, liabilities, debts, costs, losses, reasonable attorneys’ fees and expenses, payments, and damages of every nature or kind whatsoever (collectively, “Damages”) arising directly or indirectly out of or in connection with:

(i)         the provision of Fund Information to any HASI Parties by or on behalf of the Fund Representatives and the reliance on or use by the HASI Parties of Fund Information which is furnished to any of the HASI Parties by or on behalf of any of the Fund Representatives, including the reliance by HASI upon the historical accounting records and other records of the Fund;

(ii)         any delays, inaccuracies, errors or omissions in or arising out of or attributable to Fund Information which is furnished to any of the HASI Parties by or on behalf of any of the Fund Representatives or to the untimely provision to HASI of such Fund Information;

(iii)         the reliance on or the carrying out by HASI or its officers or agents of any instructions reasonably believed to be duly authorized or requested by the Fund;

(iv)         any delays, inaccuracy, errors or omissions in or arising out of or attributable to data or information provided to HASI by data and/or pricing services or any other third party services, including but not limited to escheatment and lost account services, and/or the selection of any service provider, regardless of whether the Fund uses such services through a third party or itself or instead chooses to utilize the services through HASI;

(v)          the offer or sale of shares by the Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or other instrumentality, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state or instrumentality (1) resulting from activities, actions or omissions by Fund Representatives, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund Representatives prior to the earlier of (x) the effective date of this Agreement and (y) the effective date of an agreement between the parties hereto with respect to the subject matter hereof that was in effect prior to the effective date of this Agreement;

(vi)          the noncompliance by the Fund, its investment advisor(s) and/or its distributor with applicable securities, tax, commodities and other laws, rules and regulations;

(vii)         with the exception of any Claim related to breach of contract arising out of this Agreement, any Claim asserted by any current or former shareholder of the Fund, or on such shareholder’s behalf or derivatively by any representative, estate, heir or legatee, agent or other person, in connection with the holding, purchase or sale of shares of the Fund; and

(viii)        with the exception of any Claim for breach of contract arising out of this Agreement, any Claim taken by or on behalf of the Fund against any of the HASI Parties that arises directly or indirectly in connection with this Agreement, or directly or indirectly out of a HASI Party’s actions (or failure to act) in connection with this Agreement.

 (e)         The Fund agrees to indemnify and hold harmless HASI from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") to which HASI may become liable arising directly or indirectly out of any action or omission to act which HASI takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Fund, (ii) upon any instruction, notice or other instrument that HASI reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund (other than an employee or other affiliated person of HASI who may otherwise be named as an authorized representative of the Fund for certain purposes) or (iii) on its own initiative in connection with the performance of its duties or obligations hereunder.  Further, HASI shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of HASI's or HASI Parties’ own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

(f)         HASI agrees to indemnify and hold harmless the Fund, its Directors, officers, employees and agents, from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") to which the Fund, its Directors, officers, employees and agents, may become liable arising directly or indirectly out of HASI's or HASI Parties’ own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties as set forth in this Agreement.

(g)         If a claim is made against any party to this Agreement as to which that party may seek indemnity under this Section 8 from the other party, the party seeking indemnification shall notify the other party within ten (10) days after receipt of any written assertion of such claim threatening to institute an action or proceeding or service of summons or other legal process.  Failure to notify a party of a claim for indemnification will relieve the party from whom indemnification is sought from any liability which it may have on account of the indemnity provisions set forth under this  Section 8 unless the party seeking indemnification can demonstrate to the reasonable satisfaction of the other party that such party has not been prejudiced in any material respect by such failure to so notify.

(h)         The parties to this Agreement will cooperate in the control of the defense of any action, suit or proceeding in which a party is involved and for which indemnity is being provided by the other party.  Any party from whom indemnification is sought may negotiate the settlement of any action, suit or proceeding subject to the other party’s approval, which approval will not be unreasonably withheld.  The party seeking indemnification reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel.  Costs or expenses incurred by a party to whom indemnification is being provided in connection with, or as a result of such participation, will be borne solely by the indemnifying party unless:

▪	the party seeking indemnification has received an opinion of counsel from counsel to either party stating that the use of common counsel would present an impermissible conflict of interest;

▪
the defendants in, or targets of, any such action or proceeding include both HASI and the Fund, and legal counsel to either party has reasonably concluded that there are legal defenses available to a party which are different from or additional to those available to the other party or which may be adverse to or inconsistent with defenses available to a party; or

▪	the party from whom indemnification is sought authorizes the other party to employ separate counsel at the expense of the indemnifying party.

(i)         Each of the HASI Parties, on the one hand, and the Fund, on the other hand, shall have the duty to mitigate Damages for which the other party may become responsible at law and/or in connection with this Agreement.  This duty shall include giving such other party every reasonable opportunity to correct or ameliorate any error or other circumstance that caused, resulted in or increased such Damages, and every reasonable opportunity to assist in such mitigation.  The parties acknowledge that the proper accounting, tax or other treatment of an event or matter can be susceptible to differing opinions among reputable practitioners of appropriate expertise, both as to events and transactions that are complete and as to the most efficient remediation of events and transactions that have resulted or may result in Damages.  It is the intention of the parties that events and transactions be treated and reported in a legitimate manner that gives rise to the smallest amount of Damages, and that any remediation or corrective action selected be that which gives rise to the smallest amount of Damages

(j)         NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, IN NO EVENT SHALL ANY HASI PARTY BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT AND EXCEPT IN CASES OF HASI'S OR HASI PARTIES’ OWN WILLFUL MISFEASANCE, BAD FAITH, INTENTIONAL WRONGDOING, GROSS NEGLIGENCE IN THE PERFORMANCE OF THEIR DUTIES, OR RECKLESS DISREGARD OF ITS OBLIGATION AND DUTIES HEREUNDER, THE CUMULATIVE LIABILITY OF THE HASI PARTIES FOR DAMAGES THAT ARISE DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT, OR THAT ARISE DIRECTLY OR INDIRECTLY OUT OF A HASI PARTY’S ACTIONS (OR FAILURE TO ACT) IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY, SHALL NOT EXCEED THE LESSER OF (i) $1,000,000.00 AND (ii) THE FEES EARNED BY HASI DURING THE 24-MONTH PERIOD IMMEDIATELY PRIOR TO THE DATE SUCH DAMAGES WERE INCURRED.  THE FUND UNDERSTANDS THIS LIMITATION UPON THE HASI PARTIES’ DAMAGES TO BE A REASONABLE ALLOCATION OF RISKS (BOTH INSURABLE AND OTHER RISKS), AND THE FUND EXPRESSLY CONSENTS TO SUCH ALLOCATION OF RISK.  THE FUND AND THE HASI PARTIES AGREE THAT DAMAGES LIMITATIONS AND INDEMNIFICATIONS SET FORTH IN THIS SECTION 8 SHALL APPLY TO ANY ALTERNATIVE REMEDY ORDERED BY AN ARBITRATION PANEL, COURT OR OTHER TRIER OF FACT IN THE EVENT ANY TRIER OF FACT DETERMINES THAT THE EXCLUSIVE REMEDIES PROVIDED IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

(k)         Except for remedies that cannot be waived as a matter of law and injunctive relief, the remedies provided in this Section 8 shall be the Fund’s sole and exclusive remedies for Claims and Damages that arise directly or indirectly in connection with this Agreement, or directly or indirectly out of a HASI Party’s actions (or failure to act) in connection with this Agreement.

The terms of this Section 8 will survive the termination of this Agreement.

Section 9.                      Term.  This Agreement shall become effective on the date first herein above written, and shall continue in effect for a term of 3 years, unless (a) terminated by HASI as set forth in Section 6(f), (b) the Fund ceases to be registered as a closed-end, management investment company under the 1940 Act and HASI does not have the ability to service the new Fund structure, (c) by the Fund upon a Board-mandated liquidation of the  Fund in which event termination will be upon no less than 30 days’ prior written notice, or (d) by either party for “cause”, as described below.  This Agreement will automatically renew for additional 1 year terms (“Rollover Periods”), unless terminated by either party upon written notice given at least 90 days prior to the expiration of the then current term.    The fees set forth in Exhibit C shall remain in effect during the term of this Agreement, unless modified in writing by mutual agreement of the parties.  Such fees shall be with respect to the services described herein only, and any additional services to be provided by HASI, either as a result of new regulations or requirements, or at the request of the Fund, will be subject to additional fees, as set forth in Section 6(e) of this Agreement.  HASI reserves the right to modify the fees payable by the Fund under this Agreement for any Rollover Period by providing to the Fund a revised Exhibit C at least 120 days prior to the expiration of the then current term.  Such revised Exhibit C shall be effective at the beginning of the subsequent Rollover Period of the Agreement, and shall remain in effect during such Rollover Period, unless modified as described above.

This Agreement may be terminated without penalty during the Initial Term or any Rollover Period by either Party for “cause” (as defined below) upon the provision of 60 days’ advance written notice by the party alleging cause.

For purposes of this Agreement, “cause” shall mean:

(i)         a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party;

(ii)         an act or omission of a party to this Agreement involving gross negligence, willful malfeasance or intentional wrongdoing;

(iii)         a final, non-appealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;

(iv)         financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors;

(v)         an action taken against Huntington by the SEC, or other governmental or self-regulatory body for any action or a failure to perform an act when such action or failure to act directly impacts Huntington’s ability to service the Funds pursuant to this agreement; or

(vi)         an action taken against the Fund by the SEC, or other governmental or self-regulatory body for an action or a failure to perform an act when such action or failure to act impacts Huntington’s ability to service the Trust or other Huntington customers.

Except as set forth in this Section 9, no other event (including any purported or actual breach) shall result in termination of this Agreement, and the date of termination shall be the last day of the current term or Rollover Period that expires following appropriate notice.  On the date of termination the Fund shall pay to HASI all fees, compensation and other charges as shall be accrued or due (or would accrue and become due) under the terms of this Agreement through the last day of the current term or Rollover Period that expires following appropriate notice.  In the event the Fund ceases operations prior to the termination date, or in the event that HASI, at the request of the Fund, ceases providing services to a the Fund prior to the termination date, the fees due at termination with respect to the Fund shall be computed based on the average monthly fee paid by the Fund during the six month period prior to the termination date; notwithstanding the foregoing, the Fund shall be obligated to pay fees for the remaining portion of the term up to the termination date.  HASI shall cease providing services to the Fund upon the date of termination, except as otherwise provided in this Section 9.

On the date of termination the Fund, on behalf of the Fund, agrees to pay, in addition to the amounts described above, reasonable fees and expenses incurred by HASI in converting the Fund to a new service provider or terminating the Fund.  Such fees shall include compensation for time spent by personnel of HASI, and shall include but not be limited to, retrieving, compiling, and moving books, records and materials to the Fund or the successor Fund service provider, conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees, the closing of HASI’s records (and/or providing services related to the Fund’s liquidation or other transaction), and other services related to termination of HASI’s services. One half of the amount of such fees shall be due upon notice of termination. Payment of the remainder shall be due simultaneous with the transfer of all Fund Information to the Fund or to the successor Fund service provider(s). Such termination/conversion fees and expenses shall not be subject to any setoffs of any nature and shall be mutually agreed upon in writing before HASI commences its termination/conversion services.

On the date of termination and upon payment of all amounts due and payable under this Agreement without setoff (excluding only those amounts not then due and payable under Section 6(f); provided, however, that the termination/conversion fees described in this Section 9 shall be paid without setoff notwithstanding any dispute), HASI agrees to provide the Fund with the complete fund accounting records in its possession and to assist the Fund in the orderly transfer of the Fund’s accounts and records.  Without limiting the generality of the foregoing, subject to the preceding sentence, HASI agrees upon termination of this Agreement:

(a)          to deliver to the Fund or the Fund’s successor Fund service provider(s), computer media containing the Fund’s accounts and records together with such record layouts and additional information as may reasonably be necessary to enable the successor mutual fund service provider(s) to utilize the information therein;

(b)         to reasonably cooperate with the successor Fund service provider(s) in the interpretation of the Fund’s account and records;

(c)         to forward all shareholder calls, mail and correspondence to the new Fund service provider(s) upon de-conversion; and

(d)         to act in good faith to make the conversion or termination as smooth as possible for the successor Fund service provider(s) and the Fund.

Section 10.                      Notices.  Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(a)         If to the Fund, to:

Global Income Fund, Inc.
11 Hanover Square
New York, New York 10005
Attention: President

(b)         If to HASI, to:

HASI Fund Services, Inc.
2960 North Meridian Street
Suite 300
Indianapolis, Indiana 46208
Attention:  President

Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Services Agreement.”

Section 11.                      Assignment; Nonsolicitation; and Other Contracts.  This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that HASI may, in its sole discretion and upon notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.    HASI may, in its sole discretion, engage subcontractors to perform any of its duties contained in this Agreement, provided that HASI shall remain responsible to the Fund for all such delegated duties in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if HASI were providing such services itself.  During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, the Fund shall not, and shall not cause, suffer or permit any affiliate, to recruit, solicit, employ or engage, for the Fund or others, any HASI Party, without HASI’s written consent.  The Fund shall not require or expect HASI to enter into any agreements for the Fund’s direct or indirect benefit, including any sales, servicing or other similar agreements that expose HASI to any liability that is greater than the liability it is undertaking in this Agreement.

Section 12.                      Intended Beneficiaries.  This Agreement shall be binding upon the Fund, HASI and their respective successors and assigns, and shall inure to the benefit of the Fund, HASI, the HASI Parties, their respective heirs, successors and assigns.  Nothing herein expressed or implied is intended to confer upon any person not named or described in the preceding sentence any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.                      Arbitration.  Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Indianapolis, Indiana in accordance with its rules applicable to commercial disputes.  The arbitration shall be conducted under the then-current rules of the AAA.

Section 14.                      Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

Section 15.                      Force Majeure. HASI shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party or any similar cause beyond the reasonable control of HASI, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Fund the right to terminate this Agreement.

Section 16.                      Use of Name.  The Fund and HASI agree not to use the other’s name nor the names of such other’s affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other’s affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

Section 17.                      Amendments.  This Agreement may be modified or amended from time to time by mutual written agreement between the parties.  No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 18.                      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law to any person or circumstance, such provision shall be ineffective only to the extent of such prohibition or invalidity.  In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect or to any extent, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application of such invalid provision shall not in any way be affected or impaired thereby.

Section 19.                      Headings; Pronouns; Certain Phrases; Rules of Construction.  The headings in the sections and subsections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties.  Wherever used in this Agreement, masculine, feminine and neuter pronouns shall be deemed to include the other genders.  Singular pronouns and nouns (including defined terms) shall be deemed to include the plural (and vice versa) as the context may require, but shall have no effect upon the nature of a party’s liability as joint or several.  The Exhibits to this Agreement are hereby incorporated by reference as if fully set forth in this Agreement.  Wherever used in this Agreement, the phrase “in connection with” shall be given the broadest possible interpretation, and shall include matters (without limitation) that are in whole or part caused by, relate to, arise out of, are attributable to, or would not have occurred in the absence of circumstances created by, the referent or object of such phrase. Each party acknowledges that it was represented by legal counsel in connection with the review and execution of this Agreement, or that it had an adequate opportunity to engage counsel for such review and chose not to do so.  The sole duties that HASI is accepting in return for the fees and other remuneration hereunder are expressly set forth herein.  No exoneration of liability for a duty or other indemnification or limitation shall be construed, by negative implication or otherwise, to imply the existence of any duty.  For example and without limitation, indemnification of HASI for a failure of an investment advisor to timely deliver trade tickets (or failure of any other third party to timely deliver accurate Fund Information) shall not be construed to imply that HASI has a duty to supervise such service provider or prevent a recurrence of such failure.

Section 20.                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 21.                      No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 22.                      Entire Agreement; Survival; Governing Law.  This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. The provisions of Sections 6 through 21, inclusive, shall survive any termination of this Agreement.  This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Indiana, without reference to conflict of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

GLOBAL INCOME FUND, INC.

By:                                                                           Date

Print Name:

Title:

Attest:

HUNTINGTON ASSET SERVICES, INC.

By:                                                                           Date

Print Name:

Title:

EXHIBIT A
to
Services Agreement

General Description of Fund Accounting Services

HASI shall provide the following accounting services to the Fund:

•	Maintain portfolio records on a trade date + 1 basis using security trade information communicated by the Fund’s investment advisor.

•	For each valuation date, obtain prices from a pricing source approved by the Board of Directors of the Fund and apply those prices to the portfolio positions.

•	Account for dividends, interest and corporate actions received by the fund.

•	Transmit a copy of the portfolio valuation to the Fund’s investment advisor daily.

•	Reconcile cash of the Fund with the Fund’s custodian.

•	Reconcile portfolio holdings of the Fund with the Fund’s custodian.

•	Reconcile capital stock of the Fund with the Fund’s transfer agent.

•	Assist the Fund’s administrator in the preparation of the Fund expense projections and establishment of daily accruals.

•	Process and record payments for Fund expenses upon receipt of written authorization.

•	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

•
Determine net investment income for the Fund as of each valuation date.  Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

•	Maintain the books and records and accounting controls for the Fund’s assets.

•	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

•	For each day the market is open calculate per share net asset value, per share net earnings, and other per share amounts reflective of the Fund operations for each class of the Fund.

•
Communicate the daily net asset value and per share distributions to the Fund’s investment advisor, transfer agent, and (once the Fund meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the Fund.

•	Produce transaction data, financial reports, and such other periodic and special reports as the Board, auditors or regulators may reasonably request.

•	Maintain tax lot detail for the Fund’s investment portfolio.

•	Calculate taxable gain/loss on a security sale using the tax lot relief method specified by the Fund’s investment advisor.

•
In conjunction with the Fund’s Administrator, provide the necessary reports and information deemed necessary to calculate the annual dividend and capital gains distribution in accordance with the policies and procedures detailed in the Fund’s prospectus.

The duties of the Fund Accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Accountant hereunder.  These services do not include correcting, verifying or addressing any prior actions or inactions by the Fund or by any prior service provider.  To the extent the Accountant agrees to take such action, those actions taken shall be deemed part of the Exhibit A.

Additionally, the directors of the Fund shall cause the officers, advisor, legal counsel, independent accountants, custodian, fund administrator and transfer agent for the Fund to cooperate with the Accountant and to provide the Accountant, upon request, with such information, documents and advice relating to the Fund and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Accountant to perform its duties.

EXHIBIT B
to
Services Agreement

General Description of Tax Services

Subject to the direction and control of the Fund’s Board of Directors and utilizing information provided by each Fund and its agents, HASI will:

•
Assist in the preparation (for execution by the Fund) and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or transfer agent, subject to the review and approval of the Fund and the Fund’s independent accountants.

o	Analysis of Wash Sales Losses deferrals and reversals for Excise (10/31) and Fiscal (12/31) tax year.
o	PFIC identification and mark-to-market analysis and tax character reclassification.
o	Other derivative taxation analysis as needed (Sec. 1256, Sec. 988, any potential straddles, constructive sales caused by short sales, etc.)
o	Analysis of Return of Capital distributions from closed-end funds.
o	Quarterly distribution calculation as needed.
o	Annual Excise Dividend calculation as needed.
o	Preparation of Federal tax returns Form 1120-RIC and Form 8613 and other filing requirements such as Form 8621 and Form 6781 as required.
o	Preparation of New York State and New York City income tax returns.
o	Preparation of Federal, New York State, and New York City extensions of time to file the returns.
o
Recommendations to management of the amount of spillover distributions necessary to comply with Internal Revenue Code distribution requirements for regulated investment companies; the election to defer post-October losses; or the application of wash sale rules and other investment-related tax positions the Funds may take.

o	Dividends and distributions received from investments in closed-end funds.
o	Analysis for year-end primary, secondary, and NRA reporting.

The duties of HASI shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted HASI hereunder.  These services do not include correcting, verifying or addressing any prior actions or inactions by the Fund or by any prior service provider.  To the extent HASI agrees to take such action, those actions taken shall be deemed part of this agreement.

Additionally, the directors of the Fund shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund administrator, fund accountant and transfer agent for the Fund to cooperate with HASI and to provide the HASI, upon request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, in order to enable HASI to perform its duties.

EXHIBIT C
to
Services Agreement

FUND ACCOUNTING FEE SCHEDULE

Standard Fee*

0.05% for the first $50 million in average net assets per fund per year;
0.04% from $50 million to $100 million in average net assets per fund per year;
0.03% from $100 million to $250 million in average net assets per fund per year;
0.02% from $250 million to $1 billion in average net assets per fund per year;
0.01% over $1billion in average net assets per fund per year.

Out of Pocket Fees:                                Fees charged for outside pricing services and all accompanying administrative expenditures.

*Subject to a $20,000 annual minimum per fund (one share class) plus $7,500 per additional share class for Domestic Funds and a $30,000 annual minimum per fund (one share class) plus $7,500 per additional share class for International/Global Funds.  Fees are billed on a monthly basis.

Standard Reports Available

Daily Reports

A.     General Ledger Reports
1.     Trial Balance Report
2.     General Ledger Activity Report

B.     Portfolio Reports
1.     Portfolio Report
2.     Tax Lot Report
3.     Purchase Journal
4.     Sell/Maturity Journal
5.     Amortization/Accretion Report
6.     Maturity Projection Report

C.     Pricing Reports
1.     Pricing Report
2.     Pricing Report by Market Value
3.     Pricing Variance by % Change
4.     NAV Report
5.     NAV Proof Report
6.     Money Market Pricing Report

D.     Accounts Receivable/Payable Reports
1.     Accounts Receivable for Investments Report
2.     Accounts Payable for Investments Report
3.     Interest Accrual Report
4.     Dividend Accrual Report

E.     Other Reports
1.     Dividend Computation Report
2.     Cash Availability Report
3.	Settlement Journal

Monthly Reports

Standard Reports
1.     Cost Proof Report
2.     Transaction History Report
3.     Realized Gain/Loss Report
4.     Interest Record Report
5.     Dividend Record Report
6.     Broker Commission Totals
7.     Broker Principal Trades
8.     Shareholder Activity Report
9.     SEC Yield Calculation Work Sheet (fixed-income funds only)

Optional Services Available - Initial (for desired services)

Additional fund sub-adviser fee	$10,000/fund
Multiple custodian fee	$5,000/fund group
GNMA securities fee	$2,500/fund
S.E.C. audit requirements	Pass through

Special Report Generation Fees

AD-HOC Report Generation                                        $75.00 per report
Reruns                                                                             $75.00 per run
Extract Tapes                                                                  $110.00 plus

Systems Programming Labor Charges

System Support Representatives                               $100.00/hour
Programmers, Consultants or
  Department Heads                                                      $125.00/hour
Officers                                                                           $150.00/hour

Repricing Charges

For incorrect or untimely information provided by an Advisor or its Agent, Unified will charge $200.00 per day for each day that a fund is repriced; provided that such fee will not apply to any repricing resulting solely from the negligent performance by Unified of its duties hereunder.

De-Conversion Fees

De-Conversion fees will be subject to additional charges commensurate with particular circumstances and dependent upon scope of problems.

TAX SERVICES FEE SCHEDULE

*Annual Minimum Fee:	$5,000 per portfolio
*Annual Fee:	0.0125% based on the aggregate average daily assets

*Fees are invoiced monthly based on the greater of the annual minimum or the annual fee. When calculating average daily assets, the aggregate amount is the average daily assets for the Midas “Complex” (Midas Funds, Dividend and Income, Global Income Fund and Foxby Corp.

Agreed and Approval of Exhibit C:

GLOBAL INCOME FUND, INC.                                                                                                HUNTINGTON ASSET SERVICES, INC.

By:   /s/ John F. Ramirez                                                                                                            By:  ______________________________

Name:  John F. Ramirez                                                                                                            Name:  ____________________________